Exhibit 99.1
TerraForm Global Stockholders Approve Merger Agreement with Brookfield

Company Continues to Work to Resolve Outstanding Litigation and Satisfy All Closing Conditions
BETHESDA, MD, November 13, 2017 (GLOBENEWSWIRE) – TerraForm Global, Inc. (Nasdaq: GLBL) (“TerraForm Global” or the “Company”), a global owner and operator of clean energy power plants, today announced that its stockholders approved the Agreement and Plan of Merger (the “Merger Agreement”) with Orion US Holdings 1 L.P. (“Parent”), a Delaware limited partnership and an affiliate of Brookfield Asset Management Inc. (“Brookfield”), and BRE GLBL Holdings Inc. (“Merger Sub”), a Delaware corporation and a wholly owned subsidiary of Parent. As required by the “majority of the minority” condition in the Merger Agreement, the adoption of the Merger Agreement was also approved by a majority of the Company’s Class A stockholders, excluding Brookfield, SunEdison, Inc. and their respective affiliates.
“We are very pleased to announce stockholder approval of the Brookfield transaction,” said Peter Blackmore, Chairman and Interim Chief Executive Officer of the Company. “We look forward to satisfying the remaining condition to the closing of the merger.”
The obligations of the Parent and Merger Sub to consummate the merger are subject to the final dismissal with prejudice or settlement in a manner reasonably satisfactory to Parent of securities litigation matters to which the Company or one or more of its affiliates is a party. These securities cases are currently coordinated in multidistrict litigation in the U.S. District Court for the Southern District of New York in a case captioned In re SunEdison, Inc. Securities Litigation.
On October 31, 2017, the Company and lead plaintiffs in In re TerraForm Global, Inc. Securities Litigation, which includes all of the class action claims against the Company in connection with the Company’s initial public offering (but does not include the claims brought by plaintiffs in connection with the Company’s private placement offerings), participated in a private mediation session and reached agreement in principle to settle the case on a class-wide basis for $57.0 million, to be funded through a combination of proceeds from existing insurance and litigation settlement proceeds available to the Company. On November 1, 2017, the settling parties informed the court of the mediated resolution. The Company and lead plaintiffs are now working to prepare settlement documentation. The settlement is subject to court approval which is also required to satisfy the condition to the closing of the merger. The remaining securities litigation cases, which are the claims brought by plaintiffs in connection with the Company’s private placement offerings, remain pending. The Company is continuing to work diligently to resolve the remaining securities litigation matters and to satisfy all conditions to the closing of the merger.
About TerraForm Global
TerraForm Global is a renewable energy company that creates value for its investors by owning and operating clean energy power plants in high-growth emerging markets. For more information about TerraForm Global, please visit: www.terraformglobal.com.
Contacts:
Investors:
Brett Prior
TerraForm Global

investors@terraform.com

Media:
Meaghan Repko / Joseph Sala
Joele Frank, Wilkinson Brimmer Katcher
media@terraform.com
(212) 355-4449

Cautionary Note Regarding Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. These statements involve estimates, expectations, projections, goals, assumptions, known and unknown risks, and uncertainties and typically include words or variations of words such as “expect,” “anticipate,” “believe,” “intend,” “plan,” “seek,” “estimate,” “predict,” “project,” “goal,” “guidance,” “outlook,” “objective,” “forecast,” “target,” “potential,” “continue,” “would,” “will,” “should,” “could,” or “may” or other comparable terms and phrases.

Such statements include, without limitation, statements regarding the satisfaction of the conditions to the closing of the merger and the timing of the settlement, if any, of the securities litigation. These forward-looking statements are based on current expectations as of the date of this press release and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to: whether the Company is able to resolve the securities litigation on favorable terms, or at all; the risk that settlement of the securities litigation will result in revised merger consideration that would require additional stockholder approval and additional factors we have described in other filings with the SEC.

The risks included above are not exhaustive. Other factors that could adversely affect our business and prospects are described in the filings made by us with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.